To:

All Media

Date:

August 28, 2006

Arrow Financial Corporation Declares Stock Dividend

Thomas L. Hoy, Chairman, President and C.E.O., announced that a 3% stock dividend has been declared and will be distributed on September 29, 2006.

Shareholders of record on September 22, 2006 will receive three additional shares of Arrow Common Stock for every one hundred shares owned.  They will also receive the cash equivalent of any fractional shares which they are entitled, since no partial shares will be issued.

Arrow Financial Corporation (NasdaqGS® – AROW) is a multi-bank holding company headquartered in Glens Falls, New York, with 31 banking locations in northeastern New York.  Arrow Financial Corporation is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.